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                                                                    EXHIBIT 4.22

                                                                  EXECUTION COPY


THIS FACTORY KUN-MORTGAGE AGREEMENT (the "Agreement") is entered into as of this 26th day of December, 2003 by and among:

(i) SIMMTECH CO. LTD, a company duly incorporated and existing under the laws of Korea and having its principal place of business at 70-5 Songjung-Dong, Heungduk-ku, Choungju, Chungchongbuk-do, Korea 361-290 (the "Mortgagor"); and

(ii) ST ASSEMBLY TEST SERVICES LTD., a company duly incorporated and existing under the law of Singapore and having a place of business at 5 Yishun Street 23, Singapore 768442 (the "Mortgagee").


                                    RECITALS


WHEREAS:

A. By the Loan Agreement dated as of December 26, 2003 (the "Loan Agreement") made by and between the Mortgagor, the Mortgagee and Mr. Se-Ho Chun, the Mortgagee has agreed, subject to and upon the terms and conditions contained therein, to provide a loan to the Mortgagor in the amount of USD 15 million (USD 15,000,000); and

B For the purposes of securing the Secured Obligations (as defined below), the Mortgagor grant to the Mortgagees, inter alia, a fourth priority maximum amount factory mortgage over the properties located at 70-5 Songjung-Dong, Heungduk-ku, Choungju, Chungchongbuk-do, Korea (including all building and equipment located thereon).

NOW, THEREFORE, it is agreed as follows:

1.   Interpretation

Words and expressions defined in the Loan Agreement shall, unless otherwise defined herein or the context otherwise requires, have the same meaning when used in this Agreement. References to any agreement or document shall be construed as references to such agreement or document as varied, amended, novated or supplemented from time to time. In addition thereto, as used in this
Agreement:

1.1 "Mortgaged Properties" shall mean the properties located at 70-5 Songjung-Dong, Heungduk-ku, Choungju, Chungchongbuk-do, Korea, which include all building and equipment located thereon as agreed by the parties.

1.2 "Secured Obligations" shall mean (i) any and all obligations, liabilities and indebtedness of the Mortgagor owing to the Mortgagor, presently existing or to be incurred hereinafter under or with respect to the Loan Agreement, (ii) moneys, obligations and liabilities owing

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     and payable by the Major Shareholder (defined in the Loan Agreement) to the
     Mortgagee under the Share Pledge Agreement dated December 26, 2003 made between the Major Shareholder and the Mortgagee, (iii) moneys, obligations and liabilities owing and payable by the Mortgagor to the Mortgagee under the Yangdo Tambo Agreement dated December 26, 2003 made between the Mortgagor and the Mortgagee ("Yangdo Tambo Agreement") and (iv) moneys, obligations and liabilities owing and payable by the Mortgagor to the Mortgagee under this Agreement.


2.   Establishment of Factory Kun-Mortgage

2.1 The Mortgagor does hereby grant to the Mortgagee a fourth priority maximum amount mortgage (the "Factory Kun-Mortgage") on the Mortgaged Property to secure the Secured Obligations pursuant to the Factory Mortgage Act of Korea. The Mortgagee understands and acknowledged that there is a first priority, second priority and third priority mortgage over the Mortgaged Property for the benefit of Korea Development Bank ("Priority Mortgages").

2.2 The maximum mortgage amount to be secured by the Factory Kun-Mortgage over the Mortgaged Property shall be United States Dollars Fifteen Million Only (USD 15,000,000.00), provided that, the Mortgagee shall, upon demand from the Mortgagor, allow this maximum mortgage amount to be reduced from time to time to the extent of the value of the Property To Be Owned (as defined under the Yangdo Tambo Agreement) which is purchased by the Mortgagor and becomes subject to the yandgo tambo pursuant to the Yangdo Tambo Agreement. All costs and expenses incurred as a result of reducing the maximum mortgage amount shall be borne by the Mortgagor.

2.3. Immediately upon the execution of this Agreement, the Mortgagor shall cause the Factory Kun-Mortgage in the maximum amount of United States Dollars Fifteen Million in favor of the Mortgagee to be registered in the real estate registry for the Mortgaged Property with the relevant registry office. Upon completion of the registration of the Factory Kun-Mortgage, the Mortgager shall deliver to the Mortgagee a certified copy of relevant real estate registry extract and list of equipment.


3.   Representations, Warranties and Covenants

The Mortgagor hereby represents, warrants and covenants to the Mortgagee that as of the date hereof:

     (a) the execution, delivery and performance by the Mortgagor of this Agreement has been duly authorized by the Mortgagor, and are not in conflict with any provision of any applicable laws or regulations or the articles of incorporation of the Mortgagor;

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     (b)  the execution, delivery and performance by the Mortgagor of this
          Agreement does not violate or cause any default under any indenture, agreement or undertaking by which the Mortgagor is bound;

     (c) all authorizations required from any government or governmental agency in connection with this Agreement have been obtained and are in full force and effect except for the report to the foreign exchange bank under the Korean Foreign Exchange Transaction Law and the regulations, which will be submitted by the Mortgagee immediately after the execution of this Agreement;

     (d) this Agreement constitutes valid obligations of the Mortgagor, legally binding upon it and enforceable in accordance with its terms, subject, as to enforceability, to laws relating to bankruptcy, insolvency, liquidation, reorganization, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

     (e) all property forming part of the Mortgaged Property is owned legally by the Mortgagor by good and marketable title free from all security, interest, lien or other encumbrance other than the Priority Mortgages, and shall at all times be and remain free from any security, interest, lien or other encumbrance, except for the Priority Mortgages and the mortgage created hereunder;

     (f) the Mortgagor has not agreed, and will not agree to sell, assign, transfer or create any security, interest, lien or other encumbrance in or over all or any part of the Mortgaged Property other than the Priority Mortgages;

     (g) to the knowledge of the Mortgagor, there are no circumstances that may or will diminish the value of the Mortgaged Property; and

     (h) the Mortgagor has not taken any corporate action nor have any other steps been taken or legal proceedings been started by it or any third party for its winding up, dissolution, reorganization or bankruptcy or for the appointment of a receiver, trustee or similar officer over the Mortgagor or its assets or revenues, and there occurs or continues no cause/event that may lead to such action or steps.


4.   Scope of Factory Kun-Mortgage

4.1 The Factory Kun-Mortgage created hereunder shall be effective as a matter of course with respect to not only doors, walls, terraces, garden trees, garden stones, structures, appurtenant buildings, facilities for water supply and sewage, electrical facilities including the facilities for supply and transformation of electric power, air-conditioning and heating

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     facilities, elevator facilities, facilities for gas supply, and all other facilities in or outside the buildings but also attached machinery and tools, which are united with or attached to the Mortgaged Property and goods to be attached to or united from time to time with the Mortgaged Property by extension, reconstruction, repair or rebuilding.

4.2 If any building located on the land which is subject to this Factory Kun-Mortgage is not registered on the official register or if a new building is built on such land, the Mortgagor shall promptly register the unregistered existing or new buildings (including the buildings which are owned by a third party) and cause to be granted to the Mortgagee a Factory Kun-Mortgage on such buildings pursuant to Section 2 hereof, upon the Mortgagee's request for purposes of protecting the rights of the Mortgagee hereunder and submit an amended registry showing the establishment of a Factory Kun-Mortgage on such previously unregistered or new buildings.

4.3 The Factory Kun-Mortgage created hereunder shall also extend as to any actual part of the Mortgaged Property not actually shown in the registry to the extent that such part is deemed to fall within the scope of the property described in the registry thereof. If the Mortgagee, in its reasonable judgment, deems it necessary to file for an amendment or addition to the Factory Kun-Mortgage for the preservation of the Mortgagee's rights, the Mortgagor shall immediately take all such actions as the Mortgagees may request.


5.   Preservation of the Mortgaged Property

5.1 The Mortgagor shall not transfer the Mortgaged Property or materially change the nature or condition of the Mortgaged Property (other than in the ordinary course of business of the Mortgagor or as a consequence of normal wear and tear), without the prior consent of the Mortgagee, nor do any act (legal or otherwise) which may cause damage or losses to the Mortgagee.

5.2 The Mortgagor shall give prompt notice to the Mortgagee in the event there is any material damage, destruction or expropriation, or there occurs any event that may cause material impairment in the value of the Mortgaged Property.

5.3 In the event any party (other than the Mortgagee) attaches (including provisional attachment), seizes or otherwise creates, asserts, claims or otherwise acquires any lien or security interest over the Mortgaged Property, the Mortgagor shall promptly notify the Mortgagee thereof and take all necessary actions to dismiss, discharge and release such attachment, seizure, lien or other security interest.


6.   Enforcement of Factory Kun-Mortgage

6.1 If any of the Secured Obligations becomes due and payable, the Mortgagee shall become

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     forthwith entitled, as and when it may see fit, to put into force and to exercise all or any of the power possessed by it as mortgagees, chargees and assignees of the Mortgaged Property, including without limitation, the power to:

     (a) exercise their rights to any of the Mortgaged Property, regardless of whether such Mortgaged Property is in its own name, in the name of the Mortgagor or otherwise;

     (b) assign, sell or other dispose of the Mortgaged Property to such person, at a public or a private sale, and upon such terms and in such manner as the Mortgagee may reasonably determine, and the Mortgagee or anyone else may be the purchaser, assignee or recipient of any or all of the Mortgaged Property and thereafter hold the same absolutely free from any claims or rights of the Mortgagor whatsoever;

     (c) take over or institute (by using the name of the Mortgagor, if necessary) all such proceedings in connection with the Mortgaged Property as the Mortgagee may in its sole discretion think fit (but shall be under no obligation to do so); and

     (d) make any reasonable compromise or settlement deemed desirable with respect to any of the Mortgaged Property.

     Notwithstanding the foregoing, if the holder of the Priority Mortgages enforces its rights against the Mortgaged Property, the Mortgagee shall be entitled to participate in the distribution of the proceeds from such enforcement to the extent permitted by applicable laws.

6.2 If the proceeds of the sale, collection or other collection upon or realization of the Mortgaged Property pursuant to Section 6.1 hereof, which will be applied to the Secured Obligations, are insufficient to cover the costs and expenses of such realization and the payment in full of the Secured Obligations, the Mortgagor shall remain liable for any such deficiency.

6.3 The Mortgagee shall incur no liability as a result of the sale of the Mortgaged Property or any part thereof, at any private sale pursuant to
     Section 6.1 hereof conducted in a commercially reasonable manner. The Mortgagor hereby waives any claims against the Mortgagee arising by reason of the fact that the price at which the Mortgaged Property has been sold at such private sale may be less than the price at which it could have been sold if the Mortgagee had not accepted the first offer received or had offered the Mortgaged Property to more than one offeree.

6.05 The Mortgagor hereby irrevocably appoints the Mortgagee as its attorneys-in-fact, for and on behalf of the Mortgagor and in its name, to:
     (i) execute, seal and deliver and otherwise perfect any such documents as mentioned in Section 8; (ii) execute, seal and deliver to any

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     purchaser of the Mortgaged Property from the Mortgagee in the exercise of the Mortgagee's power under Section 6, a bill of sale or other assurance of title; and (iii) execute all such documents as the Mortgagor could do in respect of the Factory Kun-Mortgage, registration or deregistration of the Mortgaged Property or Factory Kun-Mortgage with the relevant registry office in connection with the exercise of the Mortgagees' powers under
     Section 6; provided, that the Mortgagee shall not exercise the authority conferred in sub-clause (ii) and (iii) above unless an Event of Default has occurred and is continuing.


7.   Assignment

This Agreement and the Factory Kun-Mortgage created hereunder shall be binding upon and inure to the benefit of the Mortgagor and the Mortgagee and their respective heirs, successors and assigns. The Mortgagee may, in the ordinary course of business and in accordance with the applicable law, at any time assign all or any part of its rights or obligations hereunder to any party (each an "Assignee") without the consent of the Mortgagor. The parties hereto agree that to the extent of any assignment, the Assignee shall be deemed to have the same rights and benefits under this Agreement as it would have had if it were a Mortgagee hereunder. The Mortgagor may not assign any of its rights or obligations hereunder without the prior written consent of the Mortgagee.


8.   Further Assurances

8.1 The Mortgagor covenants that it will promptly from time to time at the reasonable request of the Mortgagee do all such things and execute all such documents as Mortgagee may reasonably consider necessary or desirable for giving full effect to this Agreement or for securing the rights of the Mortgagees hereunder.

8.2 Upon the request of the Mortgagee and at the Mortgagor's expense, the Mortgagor hereby agrees to take any and all necessary actions for the registration, recordation or any other procedures that may be required for the creation, amendment, refiling or deregistration of the Factory Kun-Mortgage.


9.   Termination and Release of Mortgage

The term of this Agreement shall begin on the date of this Agreement and end on the date on which all of the Secured Obligations have been unconditionally and irrevocably paid and discharged in full. Upon termination of this Agreement, the Mortgagee shall, at the request of the Mortgagor and at the Mortgagor's cost and expense, deregister the Factory Kun-Mortgage from the relevant registry office and take such other action as may be reasonably requested by the

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Mortgagor to effectuate the release of the Factory Kun-Mortgage.


10.  Governing Law and Jurisdiction

This Agreement and the grant of mortgage pursuant hereto shall be governed by the laws of Korea in all respects. The parties hereto agree that any legal action or proceeding arising out of or relating to this Agreement may be brought in the Seoul District Court in Korea and irrevocably submit to the non-exclusive jurisdiction of such court.


11.  Miscellaneous

11.1 Notices. All notices, requests and demands to or upon the respective parties hereto to be effective, shall be in writing and shall be personally delivered or sent by facsimile (with subsequent written confirmation) or by registered or certified first class mail, postage prepaid, return receipt requested, or by overnight (or next business day) courier service shall be deemed to have been duly given or made when delivered by hand, on the day that such facsimile is transmitted, or, if by first class mail, five days following the date on which such writing is deposited with the postal service, or the day after the date when deposited with an overnight (or next business day) courier service, addressed as follows, or to such other address as either party hereto may hereafter specify in writing to the other party:

     To:               ST Assembly Test Services Ltd
                       5 Yishun Street 23
                       Singapore 768442
     Attention:        Director, Legal
     DID:              65 6824 1948
     Fax:              65 822 7837

     To:               SimmTech Co., Ltd.
                       70-5 Songjung-dong
                       Huengduk-ku
                       Choungju, Chungchongbuk-Do
                       Korea
     Attention:        Chief Marketing Officer
     DID:              82-43-269 9280
     Fax:              82-43-269 9048

11.2 Severability. If any of the provisions of this Agreement shall contravene any law or regulation or be held invalid, this Agreement shall be construed as if not containing those provisions, and the rights and obligations of the parties hereto shall be construed and

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     enforced accordingly.

11.3 Amendments, Changes and Modifications. This Agreement shall not be amended, changed, modified, altered or terminated unless the prior written approval of each of the Mortgagor and the Mortgagee is obtained. This Agreement shall not be amended by an oral agreement.

11.4 Counterparts. This Agreement may be executed in multiple counterparts, each of which, when executed, shall constitute an original but all of which together shall constitute one and the same instrument.

11.5 Heading. Headings and titles herein are for convenience only and shall not affect the construction or interpretation of this Agreement.

11.6 Entire Agreement. This Agreement is intended by the parties as the written final expression of each party's obligations and rights in connection with the Mortgaged Property and supersedes all prior and contemporaneous understandings or agreements concerning the subject matter hereof.

11.7 No Waiver. Neither the Security Agent nor any Mortgagee shall, by any act, delay, indulgence, omission or otherwise, except by an express written instrument clearly indicating an intention to waive, be deemed to have waived any right or remedy hereunder or to have acquiesced in any Event of Default. No failure to exercise, nor any delay in exercising on the part of the Mortgagee, any rights, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power, privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11.8 Remedies Cumulative. The rights and remedies provided herein are cumulative and may be exercised individually or concurrently, and are not exclusive of any other rights or remedies provided by law.











                            SIGNATURE PAGE TO FOLLOW

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date and year first above written.



                  MORTGAGOR: SIMMTECH CO. LTD



                             By: /s/ Se-Ho Chun
                                 -----------------------------------------------
                                 Name:  Se-Ho Chun
                                 Title: Representative Director


                                 In the presence of : /s/ Young Goo Kim
                                                      ----------------------





                  MORTGAGEE: ST ASSEMBLY TEST SERVICES LTD



                             By:  /s/ Suh Tae Suk
                                 -----------------------------------------------
                                 Name:  Mr. Tan Lay Koon
                                 Title: President and CEO


                                 In the presence of : /s/ Juliana Ho
                                                      ----------------------

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